EXHIBIT 99.1

As Seen On TV, Inc. Reports Record Third Quarter Revenues

Fiscal 2012 Third Quarter Revenues Increase 124% to $5.8 Million With Gross Margins of 52%; Current Assets Increase to $13.08 Million

CLEARWATER, FL--(Marketwire - Feb 22, 2013) - As Seen On TV, Inc. ( OTCQB : ASTV ), the parent company of TV Goods, Inc., a direct response marketing company, is pleased to report that it has filed its 10-Q for its third quarter, ended December 31, 2012. The results demonstrate the Company's commercialization ramp as the company continues to execute on its growth strategy. The Company believes it has successfully developed a platform and is monetizing unique products through a variety of direct-to-consumer channels including direct response television, television shopping networks, retail outlets, and e-commerce marketplaces.

For the third quarter of the fiscal year 2012, revenues reached a record $5.8 million, a 124 percent increase from $2.6 million in the third quarter of fiscal year 2011. Gross profit margin of 52 percent was realized in the third quarter, up from 46 percent a year earlier. The loss from operations for the third quarter decreased to $906,820 in the third quarter of fiscal year 2012 from $1.9 million in the third quarter of fiscal year 2011. The decrease in loss from operations was primarily due to the introduction and ramp up of media spending on product lines. Due principally to the non-cash warrant revaluation expense of $13.5 million, the Company's net income for the third quarter decreased to a $15.1 million loss, from a gain of $2.25 million in the third quarter of fiscal 2011. The resulting loss per share was ($0.38), as compared to a $0.09 gain a year earlier.

For the first nine months of fiscal year 2012 ended December 31, 2012, revenues were $6.9 million, a 105 percent increase from $3.4 million in the first nine months of fiscal year 2011. Gross profit margin of 44 percent was realized in the first nine months ended December 31, 2012, up from 43 percent a year earlier. The loss from operations for the first nine months of $3.4 million was basically the same as the loss for the first nine months of fiscal 2011. The net loss for the first nine months increased to $13.7 million from a loss of $10.2 million in the third quarter of fiscal 2011. The increase in the net loss was principally attributed to a non-cash warrant revaluation of $8.7 million. The loss per share was ($.39), as compared to ($.62) a year earlier.

The past few months have been very active for As Seen On TV, Inc. as it has taken the necessary steps to attract significant capital and implement its growth strategy. The Company believes all these steps have positioned it to succeed over the upcoming years. The Company has broadened its ability to identify, advise in development and market consumer products. Pipelines for new products continue to strengthen, as the Company is continually sought after for product development and television marketing partnerships.

As previously announced, on October 31, 2012, the Company entered into an Agreement and Plan of Merger to acquire eDiets.com, Inc. in a stock for stock transaction. The terms of the Agreement provide for the issuance of 19,077,252 shares of As Seen On TV common stock in exchange for 100% of the outstanding shares. The closing of the transaction is subject to a number of conditions and continues to progress accordingly. The eDiets shareholder meeting called to approve the merger is scheduled for February 27, 2013.

Statement of Operations:

AS SEEN ON TV, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011

Revenues	$5,834,246	$2,606,034	$6,872,201	$3,350,417
Cost of revenues	2,787,711	1,409,310	3,821,018	1,917,947
	3,046,535
Gross profit	8,621,957	1,196,724	3,051,183	1,432,470

Operating expenses:
Selling and marketing expenses	2,334,379	1,762,583	2,534,239	1,941,886
General and administrative expenses	1,618,976	1,367,264	3,884,910	3,167,795
Loss from operations	(906,820)	(1,933,123)	(3,367,966)	(3,677,211)

Other (income) expense:
Warrant revaluation	13,473,948	(5,977,192)	8,790,512	(411,421)
Loss of extinguishment of debt	—	—	—	2,950,513
Revaluation of derivative liability	—	—	—	(209,351)
Other (income) expense	(36,450)	(8,039)	(40,084)	(9,465)
Interest expense	799,272	1,806,014	1,586,499	4,180,688
Interest expense - related party	—	1,070	—	23,271
	14,236,770	(4,178,147)	10,336,927	6,524,235

Income (loss) before income taxes	(15,143,590)	2,245,024	(13,704,893)	(10,201,446)

Provision for income taxes	—	—	—	—

Net income (loss)	$(15,143,590)	$2,245,024	$(13,704,893)	$(10,201,446)

Income /(loss) per common share
Basic	$(0.38)	$0.09	$(0.39)	$(0.62)
Diluted	$(0.38)	$0.08	$(0.39)	$(0.62)

Weighted-average number of common shares outstanding:
Basic	39,806,991	26,179,515	34,739,260	16,358,756
Diluted	39,806,991	28,707,965	34,739,260	16,358,756

Balance Sheet:

AS SEEN ON TV, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,162,068	$4,683,186
Accounts receivable, net	3,434,267	2,055,162
Interest Receivable	35,500	—
Advances on inventory purchases	336,322	304,702
Inventories	2,444,449	1,561,314
Note receivable	2,000,000	—
Prepaid expenses and other current assets	669,898	262,163
Total current assets	13,082,504	8,866,527

Certificate of deposit -- non current	50,382	50,000
Property, plant and equipment, net	105,437	140,000
Intangible assets	2,839,216	—
Deposit on asset acquisition	—	729,450
Other non-current assets	2,185	—
Total Assets	$16,079,724	$9,785,977

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
Accounts payable	$1,072,345	$433,591
Deferred revenue	6,000	33,750
Accrued registration rights penalty	156,000	156,000
Accrued expenses and other current liabilities	787,334	601,695
Notes payable -- current portion	66,436	28,737
Warrant liability	34,232,702	25,797,615
Total current liabilities	36,320,817	27,051,388

Other liabilities -- non current	40,000	—

Total liabilities	36,360,817	27,051,388

Commitments and contingencies

Stockholders' equity (deficiency):
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2012 and March 31, 2012, respectively.	—	—
Common stock, $.0001 par value; 750,000,000 shares authorized and 50,806,385 and 31,970,784 issued and outstanding at December 31, 2012 and March 31, 2012, respectively.	5,081	3,197
Additional paid-in capital	10,687,327	—
Accumulated deficit	(30,973,501)	(17,268,608)
Total stockholders' equity (deficiency)	(20,281,093)	(17,265,411)

Total liabilities and stockholders' equity (deficiency)	$16,079,724	$9,785,977

About As Seen On TV, Inc.
As Seen On TV, Inc. is the parent company of TVGoods, Inc., a direct response marketing company. We identify, develop and market consumer products for global distribution via TV, Internet and retail channels. TVGoods was established by Kevin Harrington, a pioneer of direct response television. For more information go to www.TVGoodsInc.com and www.AsSeenOnTV.com.

Forward-Looking Statements:
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects," or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in identifying and marketing products, intense competition and additional risks factors as discussed in reports filed by the company with the Securities and Exchange Commission, which are available at http://www.sec.gov

Contact:

Contact Information:
Jeff Ramson
ProActive Capital Group
641 Lexington Avenue, 6th Floor
New York, NY 10022
646-863-6341

www.proactivecapitalgroup.com